Exhibit 15

                                Letter of Consent
       Re: Unaudited Condensed Consolidated Interim Financial Information

We are aware of the incorporation by reference in the Registration Statement on Form S-8 dated November 16, 1999 of Beautymerchant.com Inc. for the registration of 20,000 shares of its common stock of our report as of June 30, 1999 relating to the unaudited condensed consolidated interim financial statements of Beautymerchant.com Inc. that are included in its Form 10-Q for the quarter ended June 30, 1999 and Form 10-Q for the quarter ended September 30, 1999.


/s/ R. Chris Cottone
-------------------------
By: R. Chris Cottone, CPA
Fort Lauderdale, Florida
November 16, 1999